Exhibit 10.9
HESKA CORPORATION
DIRECTOR COMPENSATION POLICY
Non-employee directors of Heska Corporation, a Delaware corporation (the “Company”) shall receive the following compensation for their service as a member of the Board of Directors (the “Board”) of the Company:
Cash Compensation
Annual Retainer for Board Service
Effective January 1, 2010, each non-employee director shall be entitled to an annual cash retainer in the amount of $30,000 (the “Annual Retainer”). The Company shall pay the Annual Retainer on a quarterly basis in advance on the first day of the calendar quarter, subject to the non-employee director’s continued service to the Company as a non-employee director on such date.
Lead Director Retainer
Commencing July 1, 2010, a non-employee director who serves as the Lead Director of the Board shall be entitled to an annual cash retainer in the amount of $10,000 (the “Lead Director Retainer”). The Company shall pay the Lead Director Retainer on a quarterly basis in advance on the first day of the calendar quarter, subject to the non-employee director’s continued service to the Company as Lead Director of the Board on such date.
Board Committee Chair Retainer
Commencing July 1, 2009, a non-employee director who serves as the Chair of the Audit, Compensation or Corporate Governance committee of the Board shall be entitled to an annual cash retainer in the amount of $2,500 (the “Chair Retainer”). The Company shall pay the Chair Retainer on a quarterly basis in advance on the first day of the calendar quarter, subject to the non-employee director’s continued service to the Company as Chair of such committee on such date.
Board Committee Member Retainer
Commencing July 1, 2007, a non-employee director who serves as a member of the Audit, Compensation or Corporate Governance committee shall be entitled to an annual cash retainer of $2,500 for membership on each Board committee they serve on (the “Committee Retainer”). A non-employee director who is also the Chair of a committee shall be entitled to the Committee Retainer in addition to the Chair Retainer. The Company shall pay the Committee Retainer on a quarterly basis in advance on the first day of the calendar quarter, subject to the non-employee director’s continued service to the Company as a member of such committee on such date.

Equity Compensation
Initial Award for New Directors
For new non-employee directors appointed or elected after January 1, 2007, on the date a new director becomes a member of the Board, each non-employee director shall automatically receive a grant of an option valued at $37,500 to purchase shares of the Company’s common stock (an “Initial Option”), at an exercise price equal to the fair market value of the common stock on the date of grant, subject to such grant covering a maximum of 5,000 shares. The Initial Option is subject to vesting over a period of four years in equal annual installments commencing on the date of grant, subject to the non-employee director’s continued service to the Company through the vesting dates. The Initial Option will be immediately exercisable, but if “early exercised,” unvested shares shall remain subject to the Company’s right of repurchase at the exercise price upon termination of service prior to the fourth anniversary of the date of grant. An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Option.
Annual Award for Continuing Board Members
Commencing with the 2007 Annual Meeting of Stockholders, each continuing non-employee director shall automatically receive an annual grant of an option valued at $37,500 to purchase shares of the Company’s common stock (an “Annual Option”), at an exercise price equal to the fair market value of the common stock on the date of grant which shall be the date of each Company Annual Meeting of stockholders, subject to such grant covering a maximum of 5,000 shares. The Annual Option for continuing Board members shall vest in full on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the Annual Meeting of the Company’s stockholders for the year following the year of grant for the award, subject to the non-employee director’s continued service to the Company through the vesting date. The Annual Option shall be immediately exercisable, but if “early exercised,” remain subject to the Company’s right of repurchase at the exercise price upon termination of service prior to the vesting date.
Provisions Applicable to All Non-Employee Director Equity Compensation Grants
All grants shall be subject to the terms and conditions of the Company’s 1997 Stock Incentive Plan or 2003 Equity Incentive Plan, as applicable, and the terms of the Stock Option Agreement issued thereunder.
For purposes of this Director Compensation Policy, the “value” for Initial Grants and Annual Grants to non-employee directors shall be determined in accordance with the Company’s option valuation policy in place at the time of grant for financial reporting purposes.
Any unvested shares underlying non-employee director option grants shall become fully vested in the event of: (1) the termination of the non-employee director’s services because of death, total and permanent disability or retirement at or after age 65; or (2) a change in control occurs with respect to the Company while such non-employee director is a member of the Board.

Expense Reimbursement
All non-employee directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company shall also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the Chair of the Corporate Governance Committee and Chairman of the Board. The Company shall make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses.
Amended and Restated February 23, 2011

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